Exhibit 99.1
VIASAT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of	As of
	January 1, 2010	April 3, 2009
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$67,116	$63,491
Restricted cash	2,148	—
Accounts receivable, net	185,601	164,106
Inventories	80,173	65,562
Deferred income taxes	38,218	26,724
Prepaid expenses and other current assets	21,532	18,941

Total current assets	394,788	338,824

Property, equipment and satellites, net	612,331	170,225
Other acquired intangible assets, net	93,957	16,655
Goodwill	74,062	65,429
Other assets	78,893	31,809

Total assets	$1,254,031	$622,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$67,022	$63,397
Accrued liabilities	100,221	72,037

Total current liabilities	167,243	135,434

Line of credit	140,000	—
Long-term debt, net	271,677	—
Other liabilities	31,251	24,718

Total liabilities	610,171	160,152

Commitments and contingencies (Note 9)
Stockholders’ equity:
ViaSat, Inc. stockholders’ equity
Common stock	4	3
Paid-in capital	435,375	273,102
Retained earnings	208,161	187,471
Common stock held in treasury	(3,998)	(1,701)
Accumulated other comprehensive income (loss)	519	(127)

Total ViaSat, Inc. stockholders’ equity	640,061	458,748

Noncontrolling interest in subsidiary	3,799	4,042

Total stockholders’ equity	643,860	462,790

Total liabilities and stockholders’ equity	$1,254,031	$622,942

See accompanying notes to condensed consolidated financial statements.

VIASAT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Nine months ended
	January 1, 2010	January 2, 2009	January 1, 2010	January 2, 2009
	(In thousands, except per share data)
Revenues:
Product revenues	$137,146	$141,157	$437,889	$436,972
Service revenues	19,218	9,205	37,549	25,631

Total revenues	156,364	150,362	475,438	462,603

Operating expenses:
Cost of product revenues	98,708	100,786	309,105	312,675
Cost of service revenues	11,613	4,743	24,585	16,425
Selling, general and administrative	34,416	23,952	90,259	72,986
Independent research and development	7,864	6,985	21,559	23,481
Amortization of acquired intangible assets	1,901	2,337	4,768	7,017

Income from operations	1,862	11,559	25,162	30,019
Other income (expense):
Interest income	382	97	580	1,390
Interest expense	(2,121)	(116)	(2,530)	(316)

Income before income taxes	123	11,540	23,212	31,093
(Benefit) provision for income taxes	(2,940)	914	2,765	4,822

Net income	3,063	10,626	20,447	26,271
Less: Net (loss) income attributable to the noncontrolling interest, net of tax	(183)	(40)	(243)	56

Net income attributable to ViaSat, Inc.	$3,246	$10,666	$20,690	$26,215

Basic net income per share attributable to ViaSat, Inc. common stockholders	$.10	$.35	$.65	$.85
Diluted net income per share attributable to ViaSat, Inc. common stockholders	$.09	$.34	$.62	$.82

Shares used in computing basic net income per share	32,777	30,836	31,863	30,699
Shares used in computing diluted net income per share	34,725	31,699	33,591	31,826
See accompanying notes to condensed consolidated financial statements.

VIASAT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine months ended
	January 1, 2010	January 2, 2009
	(In thousands)
Cash flows from operating activities:
Net income	$20,447	$26,271
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	17,432	13,744
Amortization of intangible assets	4,820	8,143
Deferred income taxes	(5,273)	(2,181)
Stock compensation expense	8,412	7,581
Other non-cash adjustments	(204)	95
Increase (decrease) in cash resulting from changes in operating assets and liabilities
Accounts receivable	(9,953)	(10,945)
Inventories	(6,580)	(2,178)
Other assets	5,360	(4,886)
Accounts payable	7,750	(3,069)
Accrued liabilities	16,288	(2,526)
Other liabilities	(636)	1,403

Net cash provided by operating activities	57,863	31,452
Cash flows from investing activities:
Purchase of property, equipment and satellites	(85,429)	(90,712)
Payments related to acquisition of businesses, net of cash acquired	(377,987)	(925)
Change in restricted cash, net	5,150	—
Cash paid for patents, licenses and other assets	(10,004)	(2,225)

Net cash used in investing activities	(468,270)	(93,862)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of discount	271,582	—
Proceeds from line of credit borrowings	263,000	—
Payments on line of credit	(123,000)	—
Payment of debt issuance costs	(11,598)	—
Proceeds from issuance of common stock	14,764	5,333
Purchase of common stock in treasury	(2,297)	(660)
Payment on secured borrowing	—	(4,720)
Proceeds from sale of stock of majority-owned subsidiary	—	1,500
Incremental tax benefits from stock-based compensation	1,104	191

Net cash provided by financing activities	413,555	1,644
Effect of exchange rate changes on cash	477	(699)

Net increase (decrease) in cash and cash equivalents	3,625	(61,465)
Cash and cash equivalents at beginning of period	63,491	125,176

Cash and cash equivalents at end of period	$67,116	$63,711

Non-cash investing and financing activities:
Issuance of common stock in connection with acquisition	$131,888	—
Issuance of stock in satisfaction of certain accrued employee compensation liabilities	$5,090	—
Issuance of common stock in connection with license right obtained	$303	—
See accompanying notes to condensed consolidated financial statements.

VIASAT, INC.
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
(UNAUDITED)
(In thousands, except share data)

	ViaSat, Inc. Stockholders
					Common Stock		Accumulated
	Common Stock				in Treasury		Other
	Number of		Paid-in	Retained	Number of		Comprehensive	Noncontrolling		Comprehensive
	Shares Issued	Amount	Capital	Earnings	Shares	Amount	Income (Loss)	Interest	Total	Income
Balance at April 3, 2009	31,114,086	$3	$273,102	$187,471	(66,968)	$(1,701)	$(127)	$4,042	$462,790
Exercise of stock options	617,224	—	11,114	—	—	—	—	—	11,114
Tax benefit from exercise of stock options and release of restricted stock unit (RSU) awards	—	—	2,067	—	—	—	—	—	2,067
Issuance of stock under Employee Stock Purchase Plan	168,640	—	3,650	—	—	—	—	—	3,650
Stock-based compensation expense	—	—	8,412	—	—	—	—	—	8,412
Shares issued in settlement of certain accrued employee compensation liabilities	192,894	—	5,090	—	—	—	—	—	5,090
RSU awards vesting	231,412	—	—	—	—	—	—	—	—
Purchase of treasury shares pursuant to vesting of certain RSU agreements	—	—	—	—	(87,408)	(2,297)	—	—	(2,297)
Shares issued in connection with acquisition of business, net of issuance costs	4,286,250	1	131,637	—	—	—	—	—	131,638
Shares issued in connection with license right obtained	10,000	—	303	—	—	—	—	—	303
Net income (loss)	—	—	—	20,690	—	—	—	(243)	20,447	$20,447
Foreign currency translation, net of tax	—	—	—	—	—	—	646	—	646	646

Comprehensive income										$21,093

Balance at January 1, 2010	36,620,506	$4	$435,375	$208,161	(154,376)	$(3,998)	$519	$3,799	$643,860

See accompanying notes to condensed consolidated financial statements.

VIASAT, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Note 1 — Basis of Presentation
     The accompanying condensed consolidated balance sheet at January 1, 2010, the condensed consolidated statements of operations for the three and nine months ended January 1, 2010 and January 2, 2009, the condensed consolidated statements of cash flows for the nine months ended January 1, 2010 and January 2, 2009, and the condensed consolidated statement of stockholders’ equity and comprehensive income for the nine months ended January 1, 2010 have been prepared by the management of ViaSat, Inc. (the Company), and have not been audited. These financial statements have been prepared on the same basis as the audited consolidated financial statements for the fiscal year ended April 3, 2009 and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the financial position, results of operations and cash flows for all periods presented. These financial statements should be read in conjunction with the financial statements and notes thereto for the fiscal year ended April 3, 2009 included in the Company’s Annual Report on Form 10-K. Interim operating results are not necessarily indicative of operating results for the full year. The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America (GAAP).
     The Company’s condensed consolidated financial statements include the assets, liabilities and results of operations of TrellisWare Technologies, Inc. (TrellisWare), a majority-owned subsidiary of ViaSat. All significant intercompany amounts have been eliminated.
     The Company’s fiscal year is the 52 or 53 weeks ending on the Friday closest to March 31 of the specified year. For example, references to fiscal year 2010 refer to the fiscal year ending on April 2, 2010. The Company’s quarters for fiscal year 2010 end on July 3, 2009, October 2, 2009, January 1, 2010 and April 2, 2010. This results in a 53 week fiscal year approximately every four to five years. Fiscal year 2010 is a 52 week year, compared with a 53 week year in fiscal year 2009. As a result of the shift in the fiscal calendar, the second quarter of fiscal year 2009 included an additional week. The Company does not believe that the extra week results in any material impact on its financial results.
     During the Company’s third quarter of fiscal year 2010, the Company completed the acquisition of WildBlue Holding, Inc., a privately held Delaware corporation (WildBlue) (see Note 11). The acquisition was accounted for as a purchase and accordingly, the condensed consolidated financial statements include the operating results of WildBlue from the date of acquisition.
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Estimates have been prepared on the basis of the most current and best available information and actual results could differ from those estimates. Significant estimates made by management include revenue recognition, stock-based compensation, self-insurance reserves, allowance for doubtful accounts, warranty accrual, valuation of goodwill and other intangible assets, patents, orbital slots and orbital licenses, software development, property, equipment and satellites, long-lived assets, income taxes and valuation allowance on deferred tax assets.
     The Financial Accounting Standards Board (FASB) has issued authoritative guidance on the Codification (Statements of Financial Accounting Standards (SFAS) No. 168 (SFAS 168), “FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles” / ASC 105). The authoritative guidance on the Codification (SFAS 168 / ASC 105) establishes the FASB Accounting Standards CodificationTM (Codification or ASC) as the single source of GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification supersedes all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification will become non-authoritative. Following the Codification, the FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates, which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification. GAAP is not intended to be changed as a result of the FASB’s Codification project, but it will

VIASAT, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
change the way the guidance is organized and presented. As a result, these changes will have a significant impact on how companies reference GAAP in their financial statements and in their accounting policies for financial statements issued for interim and annual periods ending after September 15, 2009. The Company has implemented the Codification in this quarterly report, and has provided references to the Codification topics alongside references to the existing standards.
     On April 4, 2009, the beginning of the Company’s first quarter of fiscal year 2010, the Company adopted the authoritative guidance for noncontrolling interests (SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” / ASC 810-10-65-1). The Company adopted the authoritative guidance for noncontrolling interests on a prospective basis, except for the presentation and disclosure requirements which were applied retrospectively for all periods presented. As a result, the Company reclassified to noncontrolling interest, a component of stockholders’ equity, which was previously reported as minority interest in consolidated subsidiary in the mezzanine section of the Company’s condensed consolidated balance sheets and reported as a separate caption within the Company’s condensed consolidated statements of operations, net income including noncontrolling interest, net income attributable to the noncontrolling interest, and net income attributable to ViaSat, Inc. In addition, the Company utilized net income including noncontrolling interest as the starting point on the Company’s condensed consolidated statements of cash flows in order to reconcile net income to net cash provided by operating activities, rather than beginning with net income, which was previously exclusive of the noncontrolling interest. These reclassifications had no effect on previously reported consolidated income from operations, net income attributable to ViaSat, Inc. or net cash provided by operating activities. Also, net income per share continues to be based on net income attributable to ViaSat, Inc.
     In December 2007, the FASB issued authoritative guidance for business combinations (SFAS 141R, “Business Combinations” / ASC 805). The purpose of issuing the statement is to better represent the economic value of a business combination transaction. The changes effected with the authoritative guidance for business combinations from the previous guidance include, but are not limited to: (1) acquisition costs will be recognized as expenses separately from the acquisition; (2) known contractual contingencies at the time of the acquisition will be considered part of the liabilities acquired measured at their fair value; all other contingencies will be part of the liabilities acquired measured at their fair value only if it is more likely than not that they meet the definition of a liability; (3) contingent consideration based on the outcome of future events will be recognized and measured at the time of the acquisition; (4) business combinations achieved in stages (step acquisitions) will need to recognize the identifiable assets and liabilities, as well as non-controlling interests, in the acquiree, at the full amounts of their fair values; and (5) a bargain purchase (defined as a business combination in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any non-controlling interest in the acquiree) will require that excess to be recognized as a gain attributable to the acquirer. The authoritative guidance for business combinations became effective for the Company as of the beginning of fiscal year 2010. The guidance applies prospectively to business combinations for which the acquisition date is on or after April 4, 2009, except that resolution of certain tax contingencies and adjustments to valuation allowances related to business combinations, which previously were adjusted to goodwill, will be adjusted to income tax expense for all such adjustments after April 4, 2009, regardless of the date of the original business combination. The Company adopted this guidance in the first quarter of fiscal year 2010. In accordance with this guidance, the Company recognized $4.6 million and $7.1 million in transaction expenses related to the acquisition of WildBlue (see Note 11 for a discussion of the WildBlue acquisition) in its condensed consolidated statements of operations for the three and nine months ended January 1, 2010, respectively.
     The Company has evaluated subsequent events through the time of filing this Form 10-Q with the SEC on February 10, 2010. See to Note 16 for a discussion of subsequent events.
Restricted cash
     As a result of the WildBlue acquisition, the Company acquired restricted cash used to collateralize certain letters of credit. In addition, certain of WildBlue’s employment agreements require the Company to restrict cash to fund severance obligations that would be triggered upon termination of certain WildBlue key employees. These amounts are deposited in accounts that restrict the use of such cash for purposes other than discharging the related obligations. As such, these amounts have been classified as restricted cash on the Company’s condensed consolidated balance sheets. Restricted cash is classified as noncurrent where the restriction expires in more than one year. The Company had $2.1 million of restricted cash classified as a current asset as of January 1, 2010, compared to no restricted cash as of April 3, 2009.

VIASAT, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Property, equipment and satellites
     Equipment, computers and software, furniture and fixtures and the Company’s satellite under construction are recorded at cost, net of accumulated depreciation. The Company generally computes depreciation using the straight-line method over the estimated useful lives of the assets ranging from two to eleven years. Leasehold improvements are capitalized and amortized using the straight-line method over the shorter of the lease term or the life of the improvement. Additions to property, equipment and satellites, together with major renewals and betterments, are capitalized. Maintenance, repairs and minor renewals and betterments are charged to expense. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is recognized.
     Satellite construction costs, including launch services and insurance, are generally procured under long-term contracts that provide for payments over the contract periods and are capitalized as incurred. In addition, interest expense is capitalized on the carrying value of the satellite during the construction period. With respect to ViaSat-1, the Company’s high-capacity satellite currently under construction, the Company capitalized $3.8 million and $5.0 million of interest expense during the three and nine months ended January 1, 2010, respectively. No interest expense was capitalized during the same periods last fiscal year.
     As a result of the acquisition of WildBlue on December 15, 2009 (see Note 11), the Company acquired the WildBlue-1 satellite (which was placed into service in March 2007) and an exclusive prepaid lifetime capital lease of Ka-band capacity on Telesat Canada’s Anik F2 satellite (which was placed into service in April 2005). The acquired assets also included the indoor and outdoor customer premise equipment (CPE) units leased to subscribers under WildBlue’s retail leasing program. The Company depreciates the cost of CPE and associated installation costs over its estimated useful life.
Patents, orbital slots and orbital licenses
     The Company capitalizes the costs of obtaining or acquiring patents, orbital slots and orbital licenses. Amortization of intangible assets that have finite lives is provided for by the straight-line method over the shorter of the legal or estimated economic life. The Company capitalized $3.0 million and $1.8 million of costs related to patents, which are included in other assets as of January 1, 2010 and April 3, 2009, respectively. Accumulated amortization related to these patents was $0.2 million as of January 1, 2010 and April 3, 2009. Amortization expense related to these patents was less than $0.1 million for the three months ended January 1, 2010 and January 2, 2009, and less than $0.1 million for the nine months ended January 1, 2010 and January 2, 2009. The Company also capitalized $4.4 million and $2.6 million of costs in other assets as of January 1, 2010 and April 3, 2009, respectively, related to orbital slots and orbital licenses that have not yet been placed into service. If a patent, orbital slot or orbital license is rejected, abandoned or otherwise invalidated, the unamortized cost is expensed in that period. During the three and nine months ended January 1, 2010 and January 2, 2009, the Company did not write off any costs due to abandonment or impairment.
Debt issuance costs
     Debt issuance costs are amortized and recognized as interest expense on a straight-line basis over the expected term of the related debt as the amounts are not materially different from the effective interest rate basis. During the three and nine months ended January 1, 2010, the Company paid and capitalized approximately $8.5 million and $11.3 million, respectively, in debt issuance costs related to the Company’s 8.875% Senior Notes due 2016 (the Notes) and additional debt issuance costs related to the Company’s revolving credit facility (the Credit Facility). During the three and nine months ended January 2, 2009, the Company paid and capitalized no material amounts in debt issuance costs related to the Credit Facility. Unamortized debt issuance costs short-term are recorded in prepaid expenses and other current assets and long-term in other assets in the condensed consolidated balance sheets.
Software development
     Costs of developing software for sale are charged to research and development expense when incurred, until technological feasibility has been established. Software development costs incurred from the time technological feasibility is reached until the product is available for general release to customers are capitalized and reported at the lower of unamortized cost or net realizable value. Once the product is available for general release, the software development costs are amortized based on the ratio of current to future revenue for each product with an annual minimum equal to straight-line amortization over the remaining estimated economic life of the product not to exceed five years. The Company capitalized $2.3 million and $5.3 million of costs related to software developed for resale for the three and nine months ended January 1, 2010, respectively. The Company capitalized $0.2 million and

VIASAT, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
$0.4 million related to software development for resale for the three and nine months ended January 2, 2009, respectively. There was no amortization expense of software development costs for the three and nine months ended January 1, 2010. The amortization expense of software development costs was $0.1 million and $1.1 million for the three and nine months ended January 2, 2009, respectively.
Self-insurance liabilities
     The Company has a self-insurance plan to retain a portion of the exposure for losses related to employee medical benefits. The Company also has a self-insurance plan for a portion of the exposure for losses related to workers’ compensation costs. The self-insurance policies provide for both specific and aggregate stop-loss limits. The Company utilizes internal actuarial methods, as well as other historical information for the purpose of estimating ultimate costs for a particular policy year. Based on these actuarial methods, along with currently available information and insurance industry statistics, the balance on the Company’s self-insurance liability was $1.5 million and $1.4 million as of January 1, 2010 and April 3, 2009, respectively. The Company’s estimate, which is subject to inherent variability, is based on average claims experience in the Company’s industry and its own experience in terms of frequency and severity of claims, including asserted and unasserted claims incurred but not reported, with no explicit provision for adverse fluctuation from year to year. This variability may lead to ultimate payments being either greater or less than the amounts presented above. Self-insurance liabilities have been classified as current in accordance with the estimated timing of the projected payments.
Secured borrowings
     Occasionally, the Company enters into secured borrowing arrangements in connection with customer financing in order to provide additional sources of funding. As of January 1, 2010 and April 3, 2009, the Company had no secured borrowing arrangements with customers. In the first quarter of fiscal year 2009, the Company paid all obligations related to its secured borrowing, under which the Company pledged a note receivable from a customer to serve as collateral for the obligation under the borrowing arrangement, totaling $4.7 million plus accrued interest.
     During fiscal year 2008, due to the customer’s payment default under the note receivable, the Company wrote down the note receivable by approximately $5.3 million related to the principal and interest accrued to date. During the fourth quarter of fiscal year 2009, the Company entered into certain agreements with the note receivable insurance carrier providing the Company approximately $1.7 million in cash payments and recorded a current asset of approximately $1.7 million and a long-term asset of approximately $1.5 million as of April 3, 2009. Pursuant to these agreements, the Company received an additional cash payment of $1.3 million during the first nine months of fiscal year 2010 and as of January 1, 2010 recorded a current asset of approximately $1.1 million and a long-term asset of approximately $1.0 million.
Indemnification provisions
     In the ordinary course of business, the Company includes indemnification provisions in certain of its contracts, generally relating to parties with which the Company has commercial relations. Pursuant to these agreements, the Company will indemnify, hold harmless and agree to reimburse the indemnified party for losses suffered or incurred by the indemnified party, including but not limited to losses relating to third-party intellectual property claims. To date, there have not been any costs incurred in connection with such indemnification clauses. The Company’s insurance policies do not necessarily cover the cost of defending indemnification claims or providing indemnification, so if a claim was filed against the Company by any party the Company has agreed to indemnify, the Company could incur substantial legal costs and damages. A claim would be accrued when a loss is considered probable and the amount can be reasonably estimated. At January 1, 2010 and April 3, 2009, no such amounts were accrued.
     Simultaneously with the execution of the merger agreement relating to the acquisition of WildBlue, the Company entered into an indemnification agreement dated September 30, 2009 with several of the former stockholders of WildBlue pursuant to which such former stockholders agreed to indemnify the Company for costs which result from, relate to or arise out of potential claims and liabilities under various WildBlue contracts, an existing appraisal action regarding WildBlue’s 2008 recapitalization, certain rights to acquire securities of WildBlue and a severance agreement. The Company determined the fair value of the indemnification agreement in accordance with the authoritative guidance for business combinations and has recorded a liability of $0.5 million in the condensed consolidated balance sheet as of January 1, 2010 as an element of accrued liabilities.

VIASAT, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Noncontrolling interest
     A noncontrolling interest, previously referred to as minority interest, represents the equity interest in a subsidiary that is not attributable, either directly or indirectly, to the Company and is reported as equity of the Company, separately from the Company’s controlling interest. Revenues, expenses, gains, losses, net income or loss and other comprehensive income are reported in the condensed consolidated financial statements at the consolidated amounts, which include the amounts attributable to both the controlling and noncontrolling interest.
     In April 2008, the Company’s majority-owned subsidiary, TrellisWare, issued additional shares of preferred stock in which the Company invested $1.8 million in order to retain a constant ownership interest. As a result of the transaction, TrellisWare also received $1.5 million in cash proceeds from the issuance of preferred stock to its other principal stockholders.
Common stock held in treasury
     During the first nine months of fiscal year 2010 and during fiscal year 2009, the Company delivered 231,412 and 93,006 shares of common stock, respectively, based on the vesting terms of certain restricted stock unit agreements. In order for employees to satisfy minimum statutory employee tax withholding requirements related to the delivery of common stock underlying these restricted stock unit agreements, the Company repurchased 87,408 and 33,350 shares of common stock with a total value of $2.3 million and $0.7 million during the first nine months of fiscal year 2010 and during fiscal year 2009, respectively. Repurchased shares of common stock of 154,376 and 66,968 were held in treasury as of January 1, 2010 and April 3, 2009, respectively.
Derivatives
     The Company enters into foreign currency forward and option contracts from time to time to hedge certain forecasted foreign currency transactions. Gains and losses arising from foreign currency forward and option contracts not designated as hedging instruments are recorded in interest income (expense) as gains (losses) on derivative instruments. Gains and losses arising from the effective portion of foreign currency forward and option contracts that are designated as cash-flow hedging instruments are recorded in accumulated other comprehensive income (loss) as unrealized gains (losses) on derivative instruments until the underlying transaction affects the Company’s earnings, at which time they are then recorded in the same income statement line as the underlying transaction.
     During the three and nine months ended January 1, 2010, the Company did not settle any foreign exchange contracts; therefore, there were no realized gains or losses during the three and nine months ended January 1, 2010 related to derivative instruments. During the three months ended January 2, 2009, the Company did not settle any foreign exchange contracts; therefore, there were no realized gains or losses during the three months ended January 2, 2009 related to derivative instruments. During the nine months ended January 2, 2009, the Company settled certain foreign exchange contracts and in connection therewith recognized a loss of approximately $0.3 million, recorded in cost of revenues based on the nature of the underlying transactions. The Company had no foreign currency forward contracts outstanding as of January 1, 2010 or April 3, 2009.
Stock-based payments
     The Company records compensation expense associated with stock options, restricted stock unit awards and other stock-based compensation in accordance with the authoritative guidance for share-based payments (SFAS 123R, “Share-Based Payment” / ASC 718). The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award. The Company recognized $3.3 million and $8.4 million of stock-based compensation expense for the three and nine months ended January 1, 2010, respectively, and $2.5 million and $7.6 million of stock-based compensation expense for the three and nine months ended January 2, 2009, respectively.
     The Company recorded incremental tax benefits from stock options exercised and restricted stock unit awards vesting of $1.1 million and $0.2 million for the nine months ended January 1, 2010 and January 2, 2009, respectively, which are classified as part of cash flows from financing activities in the condensed consolidated statements of cash flows.

VIASAT, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Income taxes
     Accruals for uncertain tax positions are provided for in accordance with the authoritative guidance for accounting for uncertainty in income taxes (FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” / ASC 740). The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The authoritative guidance for accounting for uncertainty in income taxes also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures.
     Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future tax consequences resulting from differences in the financial reporting and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax credit and loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred income tax expense (benefit) is the net change during the year in the deferred income tax asset or liability.
Recent authoritative guidance
     In June 2009, the FASB issued authoritative guidance which amends the consolidation guidance applicable to variable interest entities (SFAS 167, “Amendments to FASB Interpretation No. 46R”). The guidance will affect the overall consolidation analysis under the current authoritative guidance for consolidation of variable interest entities (FIN 46R / ASC 810) and is effective for the Company as of the beginning of the first quarter of fiscal year 2011. The Company is currently evaluating the impact that the guidance may have on its consolidated financial statements and disclosures.
     In October 2009, the FASB issued authoritative guidance for revenue recognition with multiple deliverables (EITF 08-1, “Revenue Arrangements with Multiple Deliverables”). This new guidance impacts the determination of when the individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting. Additionally, this guidance modifies the manner in which the transaction consideration is allocated across the separately identified deliverables by no longer permitting the residual method of allocating arrangement consideration. This guidance will be effective for the Company beginning in the first quarter of fiscal year 2012, however early adoption is permitted. The Company is currently evaluating the impact that the guidance may have on its consolidated financial statements and disclosures.
Note 2 — Revenue Recognition
     A substantial portion of the Company’s revenues are derived from long-term contracts requiring development and delivery of complex equipment built to customer specifications. Sales related to long-term contracts are accounted for under authoritative guidance for the percentage-of-completion method of accounting (the AICPA’s Statement of Position 81-1 (SOP 81-1), “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” / ASC 605-35). Sales and earnings under these contracts are recorded either based on the ratio of actual costs incurred to date to total estimated costs expected to be incurred related to the contract or as products are shipped under the units-of-delivery method. Anticipated losses on contracts are recognized in full in the period in which losses become probable and estimable. Changes in estimates of profit or loss on contracts are included in earnings on a cumulative basis in the period the estimate is changed. During the three months ended January 1, 2010 and January 2, 2009, the Company recorded losses of approximately $0.6 million and $0.2 million, respectively, related to loss contracts. During the nine months ended January 1, 2010 and January 2, 2009, the Company recorded losses of approximately $5.7 million and $1.6 million, respectively, related to loss contracts.
     The Company also has contracts and purchase orders where revenue is recorded on delivery of products or performance of services in accordance with authoritative guidance for revenue recognition (Staff Accounting Bulletin No. 104 (SAB 104), “Revenue Recognition” / ASC 605). Under this standard, the Company recognizes revenue when an arrangement exists, prices are determinable, collectability is reasonably assured and the goods or services have been delivered.
     The Company also enters into certain leasing arrangements with customers and evaluates the contracts in accordance with FASB ASC Topic 840 — Leases. The Company’s accounting for equipment leases involves specific determinations under FAS 13, which often involve complex provisions and significant judgments. In accordance with FAS 13, the Company classifies the transactions as

VIASAT, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
sales type or operating leases based on (1) review for transfers of ownership of the property to the lessee by the end of the lease term, (2) review of the lease terms to determine if it contains an option to purchase the leased property for a price which is sufficiently lower than the expected fair value of the property at the date the option, (3) review of the lease term to determine if it is equal to or greater than 75% of the economic life of the equipment and (4) review of the present value of the minimum lease payments to determine if they are equal to or greater than 90% of the fair market value of the equipment at the inception of the lease. Additionally the Company considers the cancelability of the contract and any related uncertainty of collections or risk in recoverability of the lease investment at lease inception. Revenue from sales type leases is recognized at the inception of the lease or when the equipment has been delivered and installed at the customer site, if installation is required. Revenues from equipment rentals under operating leases are recognized as earned over the lease term, which is generally on a straight-line basis.
     When a sale involves multiple elements, such as sales of products that include services, the entire fee from the arrangement is allocated to each respective element based on its relative fair value in accordance with authoritative guidance for accounting for multiple element revenue arrangements, (EITF 00-21, “Accounting for Multiple Element Revenue Arrangements” / ASC 605-25), and recognized when the applicable revenue recognition criteria for each element have been met. The amount of product and service revenue recognized is impacted by the Company’s judgments as to whether an arrangement includes multiple elements and, if so, whether sufficient objective and reliable evidence of fair value exists for those elements. Changes to the elements in an arrangement and the Company’s ability to establish evidence for those elements could affect the timing of the revenue recognition.
     In accordance with authoritative guidance for shipping and handling fees and costs (EITF 00-10, “Accounting for Shipping and Handling Fees and Costs” / ASC 605-45), the Company records shipping and handling costs billed to customers as a component of revenues, and shipping and handling costs incurred by the Company for inbound and outbound freight are recorded as a component of cost of revenues.
     Collections in excess of revenues and deferred revenues represent cash collected from customers in advance of revenue recognition and are recorded in accrued liabilities for obligations within the next twelve months. Amounts for obligations extending beyond the twelve months are recorded within other liabilities in the consolidated financial statements.
     Contract costs on United States government contracts, including indirect costs, are subject to audit and negotiations with United States government representatives. These audits have been completed and agreed upon through fiscal year 2002. Contract revenues and accounts receivable are stated at amounts which are expected to be realized upon final settlement.
Note 3 — Fair Value Measurement
     Effective March 29, 2008, the Company adopted the authoritative guidance for financial assets and liabilities measured at fair value on a recurring basis. The guidance does not require any new fair value measurements but rather eliminates inconsistencies in prior authoritative guidance. The guidance defines fair value, establishes a framework for measuring fair value and establishes a hierarchy that categorizes and prioritizes the sources to be used to estimate fair value. As a basis for categorizing inputs, the guidance, establishes the following hierarchy which prioritizes the inputs used to measure fair value from market based assumptions to entity specific assumptions:
•	Level 1 — Inputs based on quoted market prices for identical assets or liabilities in active markets at the measurement date.
•	Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
•	Level 3 — Inputs which reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are unobservable in the market and significant to the instruments valuation.
     Effective April 4, 2009, the Company adopted the authoritative guidance for non-financial assets and liabilities that are remeasured at fair value on a non-recurring basis without material impact on its consolidated financial statements and disclosures.
     The following tables present the Company’s hierarchy for its assets and liabilities measured at fair value on a recurring basis as of January 1, 2010 and April 3, 2009:

VIASAT, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

	Fair value at
	January 1, 2010	Level 1	Level 2	Level 3
	(In thousands)
Assets
Cash equivalents	$19,247	$19,247	$—	$—

Total assets measured at fair value on a recurring basis	$19,247	$19,247	$—	$—

	Fair value at
	April 3, 2009	Level 1	Level 2	Level 3
	(In thousands)
Assets
Cash equivalents	$2,029	$6	$2,023	$—

Total assets measured at fair value on a recurring basis	$2,029	$6	$2,023	$—

     The following section describes the valuation methodologies the Company uses to measure financial instruments at fair value:
     Cash equivalents — The Company’s cash equivalents consist of money market funds. Certain money market funds are valued using quoted prices for identical assets in an active market with sufficient volume and frequency of transactions (Level 1). The remaining portion of money market funds are valued based on quoted prices for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or brokers’ model driven valuations in which all significant inputs are observable or can be obtained from or corroborated by observable market data for substantially the full term of the assets (Level 2).
     Long-term debt — As of January 1, 2010, the Company’s long-term debt consisted of borrowings under the Credit Facility, reported at the borrowed outstanding amount with current accrued interest and the Notes reported at amortized cost. However, for disclosure purposes, the Company is required to measure the fair value of outstanding debt on recurring basis. The fair value of the Company’s long-term debt approximates its carrying amount due to its variable interest rate on revolving line of credit and the proximity of the date of issuance of the Notes compared to the reporting date. The Company had no long-term debt as of April 3, 2009.
     Foreign currency forward exchange contracts — The Company had no foreign currency forward exchange contracts outstanding at January 1, 2010 and April 3, 2009.
Note 4 — Earnings Per Share Attributable to ViaSat, Inc. Common Stockholders

	Three months ended		Nine months ended
	January 1, 2010	January 2, 2009	January 1, 2010	January 2, 2009
	(In thousands)
Weighted average common shares outstanding used in calculating basic net income per share	32,777	30,836	31,863	30,699
Weighted average options to purchase common stock as determined by application of the treasury stock method	1,603	736	1,335	984
Weighted average restricted stock units to acquire common stock as determined by application of the treasury stock method	217	120	253	109
Weighted average contingently issuable shares in connection with certain terms of the JAST acquisition agreement	—	—	—	6
Weighted average potentially issuable shares in connection with certain terms of the amended ViaSat 401(k) Profit Sharing Plan	113	—	119	—
Employee Stock Purchase Plan equivalents	15	7	21	28

Shares used in computing diluted net income per share	34,725	31,699	33,591	31,826

     Antidilutive shares excluded from the calculation were 523,659 and 3,250,335 shares for the three months ended January 1, 2010 and January 2, 2009, respectively, and 604,857 and 2,738,113 shares for the nine months ended January 1, 2010 and January 2, 2009, respectively.

VIASAT, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Note 5 — Composition of Certain Balance Sheet Captions

	January 1, 2010	April 3, 2009
	(In thousands)
Accounts receivable, net:
Billed	$93,204	$76,999
Unbilled	92,526	87,469
Allowance for doubtful accounts	(129)	(362)

	$185,601	$164,106

Inventories:
Raw materials	$38,480	$33,607
Work in process	17,557	14,876
Finished goods	24,136	17,079

	$80,173	$65,562

Prepaid expenses and other current assets:
Prepaid expenses	$14,635	$13,521
Income tax receivable	5,060	2,460
Other	1,837	2,960

	$21,532	$18,941

Property, equipment and satellites, net:
Satellite — WildBlue-1 (estimated useful life of 10 years)	$195,890	$—
Capital lease of satellite capacity — Anik F2 (estimated useful life of 10 years)	99,090	—
Machinery and equipment (estimated useful life 2-5 years)	85,568	56,053
Computer equipment and software (estimated useful life 3 years)	57,626	43,591
CPE leased equipment (estimated useful life of 3 years)	35,033	—
Furniture and fixtures (estimated useful life 7 years)	10,089	9,918
Leasehold improvements (estimated useful life 2-11 years)	19,152	17,573
Building (estimated useful life of 24 years)	9,994	—
Land	4,384	3,124
Satellite under construction	171,471	110,588
Construction in progress	14,810	5,272

	703,107	246,119
Less accumulated depreciation and amortization	(90,776)	(75,894)

	$612,331	$170,225

Other acquired intangible assets, net:
Technology (estimated useful life of 3-9 years)	$44,392	$44,392
Contracts and customer relationships (estimated useful life of 3-10 years)	86,688	18,898
Non-compete agreement (estimated useful life of 3-5 years)	9,076	9,076
Satellite co-location rights (estimated useful life of 10 years)	8,600	—
Trade name (estimated useful life of 3 years)	5,680	—
Other intangibles (estimated useful life of 8 months to 10 years)	9,323	9,323

	163,759	81,689
Less accumulated amortization	(69,802)	(65,034)

	$93,957	$16,655

Other assets:
Capitalized software costs, net	$5,923	$672
Patents, orbital slots and other licenses, net	7,072	4,144
Deferred income taxes	43,686	13,771
Other	22,212	13,222

	$78,893	$31,809

Accrued liabilities:
Current portion of warranty reserve	$6,726	$6,853
Accrued vacation	11,997	10,935
Accrued employee compensation	10,226	16,768
Collections in excess of revenues and deferred revenues	48,957	26,811
Other	22,315	10,670

	$100,221	$72,037

VIASAT, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

	January 1, 2010	April 3, 2009
	(In thousands)
Other liabilities:
Accrued warranty	$4,141	$4,341
Unrecognized tax position liabilities	10,773	10,773
Deferred rent, long-term portion	6,170	6,191
Deferred revenue, long-term portion	3,332	—
Other	6,835	3,413

	$31,251	$24,718

Note 6 — Accounting for Goodwill and Intangible Assets
     The Company accounts for its goodwill under the authoritative guidance for goodwill and other intangible assets (SFAS 142, “Goodwill and Other Intangible Assets” / ASC 350). The guidance for the goodwill impairment model is a two-step process. First, it requires a comparison of the book value of net assets to the fair value of the reporting units that have goodwill assigned to them. Reporting units within the Company’s government systems, commercial networks and satellite services segments have goodwill assigned to them. The Company estimates the fair values of the reporting units using discounted cash flows. The cash flow forecasts are adjusted by an appropriate discount rate in order to determine the present value of the cash flows. If the fair value is determined to be less than book value, a second step is performed to compute the amount of the impairment. In this process, a fair value for goodwill is estimated, based in part on the fair value of the reporting unit used in the first step, and is compared to its carrying value. The shortfall of the fair value below carrying value, if any, represents the amount of goodwill impairment.
     The Company will continue to make assessments of impairment on an annual basis in the fourth quarter of its fiscal year or more frequently if specific triggering events occur. In assessing the value of goodwill, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the reporting units. If these estimates or their related assumptions change in the future, the Company may be required to record impairment charges that would negatively impact operating results.
     The acquisition of WildBlue during the third quarter of fiscal year 2010 resulted in an increase of the Company’s goodwill of approximately $8.6 million, which was recorded within the Company’s satellite services segment.
     The other acquired intangible assets are amortized using the straight-line method over their estimated useful lives of eight months to ten years. Amortization expense was $1.9 million and $2.3 million for the three months ended January 1, 2010 and January 2, 2009, respectively, and $4.8 million and $7.0 million for the nine months ended January 1, 2010 and January 2, 2009, respectively.
     Current and expected amortization expense for acquired intangibles for each of the following periods is as follows:

Amortization
(In thousands)
For the nine months ended January 1, 2010	$4,768

Expected for the remainder of fiscal year 2010	$4,598
Expected for fiscal year 2011	17,777
Expected for fiscal year 2012	16,551
Expected for fiscal year 2013	13,446
Expected for fiscal year 2014	11,705
Thereafter	29,880

$93,957

VIASAT, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Note 7 — Long-Term Debt and Line of Credit
     Long-term debt consisted of the following as of January 1, 2010 and April 3, 2009:

	January 1, 2010	April 3, 2009
	(In thousands)
Line of credit	$140,000	$—

Senior notes due 2016 (the Notes)	275,000	—
Unamortized discount on the Notes	(3,323)	—

Total Notes	271,677	—

Less: current portion of long-term debt	—	—

Balance, end of period	$411,677	$—

Senior notes due 2016
     On October 22, 2009, the Company issued $275.0 million in principal amount of senior notes all of which is due 2016 (the Notes) in a private placement to institutional buyers. The Notes bear interest at the rate of 8.875% per year, payable semi-annually in cash in arrears commencing in March 2010 and were issued with an original issue discount of 1.24% or, $3.4 million. The Notes are recorded as long-term debt, net of original issue discount, in the Company’s consolidated financial statements. The original issue discount and deferred financing cost associated with the issuance of the Notes is amortized to interest expense over the term of the Notes.
     The Notes are guaranteed on an unsecured senior basis by each of the Company’s existing and future subsidiaries that guarantees the Credit Facility. The Notes and the guarantees are the Company’s and the guarantors’ general senior unsecured obligations and rank equally in right of payment with all of the Company’s existing and future unsecured unsubordinated debt. The Notes and the guarantees are effectively junior in right of payment to their existing and future secured debt, including under the Credit Facility (to the extent of the value of the assets securing such debt), are structurally subordinated to all existing and future liabilities (including trade payables) of the Company’s subsidiaries that are not guarantors of the Notes, and are senior in right of payment to all of their existing and future subordinated indebtedness.
     The indenture agreement governing the Notes limits, among other things, the Company’s and its restricted subsidiaries’ ability to: incur, assume or guarantee additional debt; issue redeemable stock and preferred stock; pay dividends, make distributions or redeem or repurchase capital stock; prepay, redeem or repurchase subordinated debt; make loans and investments; grant or incur liens; restrict dividends, loans or asset transfers from restricted subsidiaries; sell or otherwise dispose of assets; enter into transactions with affiliates; reduce the Company’s satellite insurance; and consolidate or merge with, or sell substantially all of their assets to, another person.
     Prior to September 15, 2012, the Company may redeem up to 35% of the Notes at a redemption price of 108.875% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, from the net cash proceeds of specified equity offerings. Prior to September 15, 2012, the Company may also redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the applicable premium and any accrued and unpaid interest, if any, thereon to the redemption date. The applicable premium is calculated as the greater of: (i) 1.0% of the principal amount of such Notes and (ii) the excess, if any, of (a) the present value at such date of redemption of (1) the redemption price of such Notes on September 15, 2012 plus (2) all required interest payments due on such Notes through September 15, 2012 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the then-outstanding principal amount of such Notes. The Notes may be redeemed, in whole or in part, at any time during the twelve months beginning on September 15, 2012 at a redemption price of 106.656%, during the twelve months beginning on September 15, 2013 at a redemption price of 104.438%, during the twelve months beginning on September 15, 2014 at a redemption price of 102.219%, and at any time on or after September 12, 2015 at a redemption price of 100%, in each case plus accrued and unpaid interest, if any, thereon to the redemption date.
     In the event a change of control occurs (as defined under the indenture), each holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or larger integral multiples of $1,000) of such holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
     In connection with the private placement of the Notes, the Company and the guarantors entered into a registration rights agreement with the initial purchasers in which the Company agreed to file a registration statement with the SEC to permit the holders to exchange or resell the Notes. The Company must use commercially reasonable efforts to consummate an exchange offer within 365 days after

VIASAT, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
the issuance of the Notes or, under certain circumstances, to prepare and file a shelf registration statement to cover the resale of the Notes. If the Company and the guarantors do not comply with certain of their obligations under the registration rights agreement, the registration rights agreement provides that additional interest will accrue on the principal amount of the Notes at a rate of 0.25% per annum during the 90-day period immediately following such default and will increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event will the penalty rate exceed 1.00% per annum.
Credit Facility
     The Credit Facility, as amended, provides a revolving line of credit of $210.0 million (including up to $25.0 million of letters of credit), which facility matures on July 1, 2012. Borrowings under the Credit Facility bear interest, at the Company’s option, at either (a) the highest of the Federal Funds rate plus 0.50%, the Eurodollar rate plus 1.00% or the administrative agent’s prime rate as announced from time to time, or (b) at the Eurodollar rate plus, in the case of each of (a) and (b), an applicable margin that is based on the ratio of the Company’s debt to earnings before interest, taxes, depreciation and amortization (EBITDA). At January 1, 2010, the effective interest rate on the Company’s outstanding borrowings under the Credit Facility was 4.25%. The Credit Facility is guaranteed by certain of the Company’s domestic subsidiaries and collateralized by substantially all of the Company’s and the guarantors’ assets.
     The Credit Facility contains financial covenants regarding a maximum leverage ratio, a maximum senior secured leverage ratio and a minimum interest coverage ratio. In addition, the Credit Facility contains covenants that restrict, among other things, the Company’s ability to sell assets, make investments and acquisitions, make capital expenditures, grant liens, pay dividends and make certain other restricted payments. On December 14, 2009, the Company amended the Credit Facility to clarify the calculation of EBITDA following the completion of the WildBlue acquisition.
     The Company was in compliance with its financial covenants under the Credit Facility as of January 1, 2010. At January 1, 2010, the Company had $140.0 million in principal amount of outstanding borrowings under the Credit Facility and $12.2 million outstanding under standby letters of credit, leaving borrowing availability under the Credit Facility of $57.8 million. See also Note 16 for a discussion of subsequent event updates to the Credit Facility.
Note 8 — Product Warranty
     The Company provides limited warranties on its products for periods of up to five years. The Company records a liability for its warranty obligations when products are shipped or they are included in long-term construction contracts based upon an estimate of expected warranty costs. Amounts expected to be incurred within twelve months are classified as a current liability. For mature products, the warranty cost estimates are based on historical experience with the particular product. For newer products that do not have a history of warranty costs, the Company bases its estimates on its experience with the technology involved and the type of failures that may occur. It is possible that the Company’s underlying assumptions will not reflect the actual experience and in that case, future adjustments will be made to the recorded warranty obligation. The following table reflects the change in the Company’s warranty accrual during the nine months ended January 1, 2010 and January 2, 2009.

	For the nine months ended
	January 1, 2010	January 2, 2009
	(In thousands)
Balance, beginning of period	$11,194	$11,679
Change in liability for warranties issued in period	4,602	6,532
Settlements made (in cash or in kind) during the period	(4,929)	(6,143)

Balance, end of period	$10,867	$12,068

Note 9 — Commitments and Contingencies
     The Company is involved in a variety of claims, suits, investigations and proceedings arising in the ordinary course of business, including actions with respect to intellectual property claims, breach of contract claims, labor and employment claims, tax and other matters. Although claims, suits, investigations and proceedings are inherently uncertain and their results cannot be predicted with certainty, the Company believes that the resolution of its current pending matters will not have a material adverse effect on its business, financial condition, results of operations or liquidity.

VIASAT, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Note 10 — Income Taxes
     The Company currently estimates its annual effective income tax rate to be approximately 17.4% for the fiscal year ending April 2, 2010, as compared to the actual 15.0% effective tax rate for the fiscal year ended April 3, 2009. The estimated effective tax rate for fiscal 2010 is different from the expected statutory rate due primarily to the research and development tax credits, partially offset by non-deductible costs associated with the WildBlue acquisition. In addition, the fiscal year 2010 annual effective tax rate includes the recognition of approximately $2.6 million of previously unrecognized tax benefits due to the expiration of the statute of limitations for certain previously filed tax returns. The Company’s estimated annual effective tax rate of approximately 17.4% for fiscal year 2010 reflects the expiration of the federal research and development tax credit on December 31, 2009. If the federal research and development tax credit is reinstated, the Company may have a lower annual effective tax rate and the amount of the tax rate reduction will depend on the effective date of any such reinstatement, the terms of the reinstatement as well as the amount of eligible research and development expenses in the reinstated period.
     The income tax benefit of $2.9 million for the third quarter of fiscal 2010 is lower than the expected tax expense based on the estimated annual effective tax rate primarily due to the recognition of approximately $2.6 million of previously unrecognized tax benefits due to the expiration of the statute of limitations for certain previously filed tax returns, partially offset by the non-deductible costs associated with the WildBlue acquisition.
     The Company’s valuation allowance against deferred tax assets increased from $2.1 million at April 3, 2009 to $10.9 million at January 1, 2010. The increase in the valuation allowance was due to the acquisition of certain deferred tax assets of WildBlue. The acquired deferred tax assets from WildBlue were recorded net of the valuation allowance. The valuation allowance relates to state net operating loss carryforwards and research credit carryforwards available to reduce state income taxes.
     For the three and nine months ended January 1, 2010, the Company’s gross unrecognized tax benefits decreased by $1.9 million and $0.6 million, respectively. In the next twelve months it is reasonably possible that the amount of unrecognized tax benefits will decrease by $2.9 million as a result of the expiration of the statute of limitations for previously filed tax returns.
Note 11 — Acquisition
     On December 15, 2009, the Company completed the acquisition of all outstanding shares of WildBlue, a privately held provider of broadband internet service, delivering two-way broadband internet access via satellite in the contiguous United States. The purchase price of approximately $574.6 million was comprised primarily of $131.9 million related to the fair value of 4,286,250 shares of the Company’s common stock issued at the closing date and $442.7 million in cash consideration. The $442.7 million in cash consideration paid to the former WildBlue stockholders less cash acquired of $64.7 million resulted in a net cash outlay of approximately $378.0 million.
     The Company accounts for business combinations pursuant to the authoritative guidance for business combinations (Statement of Financial Accounting Standard (SFAS) No. 141R (SFAS 141R), “Business Combinations,” / ASC 805). Accordingly, the Company allocated the purchase price of the acquired company to the net tangible assets and intangible assets acquired based upon their estimated fair values. Under the authoritative guidance for business combinations, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. Total merger-related transaction costs incurred by the Company were approximately $7.1 million, of which $4.6 million and $7.1 million were incurred and recorded in selling, general and administrative expenses in the three and nine months ending January 1, 2010, respectively.
     The preliminary purchase price allocation of the acquired assets and assumed liabilities based on the estimated fair values as of December 15, 2009 is as follows:

(In thousands)
Current assets	$106,672
Property, equipment and satellites	378,378
Identifiable intangible assets	82,070
Goodwill	8,633
Deferred income taxes	23,609
Other assets	1,969

Total assets acquired	601,331
Current liabilities	(19,544)
Other long term liabilities	(7,168)

Total liabilities assumed	(26,712)

Total purchase price	$574,619

VIASAT, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
     Amounts assigned to identifiable intangible assets are being amortized on a straight-line basis over their estimated useful lives and are as follows:

	Preliminary	Estimated
	fair value	remaining
	(in thousands)	life
Trade name	$5,680	3
Customer relationships—retail	39,840	6
Customer relationships—wholesale	27,950	8
Satellite co-location rights	8,600	10

Total identifiable intangible assets	$82,070

     The intangible assets acquired in the WildBlue business combination were determined, in accordance with the authoritative guidance for business combinations, based on the estimated fair values using valuation techniques consistent with the market approach, income approach and/or cost approach to measure fair value. The remaining useful lives were estimated based on the underlying agreements and/or the future economic benefit expected to be received from the assets. Under the terms of the co-location right agreement, the Company has certain option periods that begin in approximately 10 years based upon the life of Anik F2 Ka-Band Payload.
     The acquisition of WildBlue is beneficial to the Company as it enables the Company to integrate the extensive bandwidth capacity of its ViaSat-1 satellite into WildBlue’s existing distribution and fulfillment resources, which are expected to reduce initial service costs and improve subscriber growth. These benefits and additional opportunities were among the factors that contributed to a purchase price resulting in the recognition of preliminary estimated goodwill, which was recorded within the Company’s satellite services segment. The intangible assets and goodwill recognized are not deductible for federal income tax purposes. The purchase price allocation is preliminary due to pending resolution of certain WildBlue tax attributes.
     The condensed consolidated financial statements include the operating results of WildBlue from the date of acquisition. Since the acquisition date, the Company recorded approximately $9.0 million in revenue and $1.7 million of operating losses with respect to the WildBlue business in the condensed consolidated statements of operations.
Unaudited Pro Forma Financial Information
     The unaudited financial information in the table below summarizes the combined results of operations for the Company and WildBlue on a pro forma basis, as though the companies had been combined as of the beginning of fiscal year 2009. The pro forma financial information is presented for informational purposes only and may not be indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of fiscal year 2009. The pro forma financial information for the three and nine month periods ended January 1, 2010 and January 2, 2009 include the business combination accounting effect on historical WildBlue revenue, elimination of the historical ViaSat revenues and related costs of revenues derived from sales of CPE to WildBlue, amortization and depreciation charges from acquired intangible and tangible assets, difference between WildBlue’s and ViaSat’s historical interest expense/interest income due to ViaSat’s new capitalization structure as a result of the acquisition, related tax effects and adjustment to shares outstanding for shares issued for the acquisition.

	Three Months Ended		Nine Months Ended
	(in thousands, except per share data)
	January 1, 2010	January 2, 2009	January 1, 2010	January 2, 2009
Total revenues	$196,779	$192,497	$605,310	$583,712

Net income attributable to ViaSat, Inc.	$4,114	$2,177	$20,014	$1,573

Basic net income per share attributable to ViaSat, Inc. common stockholders	$.11	$.06	$.55	$.04

Diluted net income per share attributable to ViaSat, Inc. common stockholders	$.11	$.06	$.53	$.04

VIASAT, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Note 12 — Restructuring
     In the third quarter of fiscal year 2010, the Company initiated a post-acquisition restructuring plan related to the termination of certain duplicative employee positions upon the acquisition of WildBlue. Under the terms of the plan, the Company recorded restructuring charges of approximately $2.7 million as part of selling, general and administrative expenses within the satellite services segment, all of which remained unpaid and were recorded in accrued liabilities as of January 1, 2010. In late January 2010, the Company paid approximately $2.4 million of the outstanding restructuring liabilities.
Note 13 — Segment Information
     The Company’s reporting segments, comprised of the government systems, commercial networks and satellite services segments, are primarily distinguished by the type of customer and the related contractual requirements. The Company’s government systems segment develops and produces network centric, IP-based secure government communications systems, products and solutions. The more regulated government environment is subject to unique contractual requirements and possesses economic characteristics which differ from the commercial networks and satellite services segments. The Company’s commercial networks segment develops and produces a variety of advanced end-to-end satellite communication systems and ground networking equipment and products, and comprises the Company’s former satellite networks and antenna systems segments, except for the satellite services segment. The Company’s satellite services segment includes both the Company’s recently acquired WildBlue business (which provides wholesale and retail satellite-based broadband internet services in the United States) and the Company’s managed network services which complement the commercial networks segment by supporting the satellite communication systems of the Company’s enterprise and mobile broadband customers. The Company’s satellite services segment also includes the Company’s ViaSat-1 satellite-related activities. The Company’s segments are determined consistent with the way management currently organizes and evaluates financial information internally for making operating decisions and assessing performance.

	Three months ended		Nine months ended
	January 1, 2010	January 2, 2009	January 1, 2010	January 2, 2009
	(In thousands)
Revenues
Government Systems	$89,078	$93,757	$284,453	$279,704
Commercial Networks	55,009	54,208	172,709	176,364
Satellite Services	12,277	2,397	18,276	6,535
Elimination of intersegment revenues	—	—	—	—

Total revenues	$156,364	$150,362	$475,438	$462,603

Operating profits (losses)
Government Systems	10,780	14,255	37,182	39,638
Commercial Networks	(835)	72	2,950	629
Satellite Services	(6,177)	(431)	(10,219)	(3,256)
Elimination of intersegment operating profits	—	(47)	—	(60)

Segment operating profit before corporate and amortization	3,768	13,849	29,913	36,951
Corporate	(5)	47	17	85
Amortization of acquired intangibles	(1,901)	(2,337)	(4,768)	(7,017)

Income from operations	$1,862	$11,559	$25,162	$30,019

VIASAT, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
     Amortization of acquired intangibles by segment for the three and nine months ended January 1, 2010 and January 2, 2009 was as follows:

	Three months ended		Nine months ended
	January 1, 2010	January 2, 2009	January 1, 2010	January 2, 2009
	(In thousands)
Government Systems	$272	$272	$816	$816
Commercial Networks	1,089	2,065	3,412	6,201
Satellite Services	540	—	540	—

Total amortization of intangibles	$1,901	$2,337	$4,768	$7,017

     Assets identifiable to segments include: accounts receivable, unbilled accounts receivable, inventory, acquired intangible assets and goodwill. Segment assets as of January 1, 2010 and April 3, 2009 were as follows:

	January 1, 2010	April 3, 2009
	(In thousands)
Segment assets
Government Systems	$161,732	$145,568
Commercial Networks	162,209	164,844
Satellite Services	109,598	1,278

Total segment assets	433,539	311,690
Corporate assets	820,492	311,252

Total assets	$1,254,031	$622,942

     Net acquired intangible assets and goodwill included in segment assets as of January 1, 2010 and April 3, 2009 were as follows:

	Net acquired intangible
	assets		Goodwill
	January 1, 2010	April 3, 2009	January 1, 2010	April 3, 2009
	(In thousands)
Government Systems	$1,976	$2,792	$22,161	$22,161
Commercial Networks	10,451	13,863	43,268	43,268
Satellite Services	81,530	—	8,633	—

Total	$93,957	$16,655	$74,062	$65,429

     Revenue information by geographic area for the three and nine months ended January 1, 2010 and January 2, 2009 was as follows:

	Three months ended		Nine months ended
	January 1, 2010	January 2, 2009	January 1, 2010	January 2, 2009
	(In thousands)
United States	$120,321	$128,662	$380,723	$391,156
Europe, Middle East and Africa	24,662	12,223	64,261	34,220
Asia, Pacific	5,944	5,489	18,380	20,991
North America other than United States	2,782	3,151	5,650	12,822
Latin America	2,655	837	6,424	3,414

	$156,364	$150,362	$475,438	$462,603

     The Company distinguishes revenues from external customers by geographic areas based on customer location.
     The net book value of long-lived assets located outside the United States was $3.7 million and $0.3 million at January 1, 2010 and April 3, 2009, respectively.
Note 14 — Certain Relationships and Related-Party Transactions
     Michael Targoff, a director of the Company since February 2003, currently serves as the Chief Executive Officer and the Vice Chairman of the board of directors of Loral Space & Communications, Inc. (Loral), the parent of Space Systems/Loral, Inc. (SS/L), and is also a director of Telesat Holdings Inc., a joint venture company formed by Loral and the Public Sector Pension Investment Board to acquire Telesat Canada in October 2007. John Stenbit, a director of the Company since August 2004, also currently serves on the board of directors of Loral.
     Under the satellite construction contract with SS/L, the Company purchased a new high-capacity Ka-band spot-beam satellite (ViaSat-1) designed by the Company and currently under construction by SS/L for approximately $209.1 million, subject to purchase

VIASAT, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
price adjustments based on satellite performance. In addition, the Company entered into a beam sharing agreement with Loral, whereby Loral is responsible for contributing 15% of the total costs (estimated at approximately $57.6 million) associated with the ViaSat-1 satellite project. The Company’s purchase of the ViaSat-1 satellite from SS/L was approved by the disinterested members of the Company’s Board of Directors, after a determination by the disinterested members of the Company’s Board that the terms and conditions of the purchase were fair to the Company and in the best interests of the Company and its stockholders.
     During the nine months ended January 1, 2010 and January 2, 2009, under the satellite construction contract, the Company paid $51.3 million and $65.3 million, respectively, to SS/L and had $3.8 million and a $9.7 million payable related to SS/L as of January 1, 2010 and April 3, 2009, respectively. During the nine months ending January 1, 2010, the Company also received $2.4 million from SS/L under the beam sharing agreement with Loral. There was no cash received from SS/L for the nine months ending January 2, 2009. Accounts receivable due from SS/L under the beam sharing agreement with Loral were $0.2 million and $0.3 million as of January 1, 2010 and April 3, 2009, respectively. From time to time the Company enters into various contracts in the ordinary course of business with Telesat Canada. All amounts for the respective periods were not material.
Note 15 — Financial Statements of Parent and Subsidiary Guarantors
     On October 22, 2009, the Company issued $275.0 million in Notes in a private placement to institutional buyers. The Notes bear interest at the rate of 8.875% per year, payable semi-annually in cash in arrears commencing in March 2010 and were issued with an original issue discount of 1.24% or $3.4 million.
     The Notes are jointly and severally guaranteed on an unsecured senior basis by each of the Company’s existing and future subsidiaries (the Guarantor Subsidiaries) that guarantees the Credit Facility. The Notes and the guarantees are the Company’s and the Guarantor Subsidiaries’ general senior unsecured obligations and rank equally in right of payment with all of their existing and future unsecured unsubordinated debt. The Notes and the guarantees are effectively junior in right of payment to their existing and future secured debt, including under the Credit Facility (to the extent of the value of the assets securing such debt), are structurally subordinated to all existing and future liabilities (including trade payables) of the Company’s subsidiaries that are not guarantors of the Notes, and are senior in right of payment to all of their existing and future subordinated indebtedness.
     The indenture governing the Notes limits, among other things, the Company’s and its restricted subsidiaries’ ability to: incur, assume or guarantee additional debt; issue redeemable stock and preferred stock; pay dividends, make distributions or redeem or repurchase capital stock; prepay, redeem or repurchase subordinated debt; make loans and investments; grant or incur liens; restrict dividends, loans or asset transfers from restricted subsidiaries; sell or otherwise dispose of assets; enter into transactions with affiliates; reduce the Company’s satellite insurance; and consolidate or merge with, or sell substantially all of their assets to, another person.
     In connection with the issuance of the Notes, the Company and the Guarantor Subsidiaries entered into a registration rights agreement with the initial purchasers in which the Company agreed to file a registration statement with the SEC to permit the holders to exchange or resell the Notes. The Company must use commercially reasonable efforts to consummate an exchange offer within 365 days after the issuance of the Notes or, under certain circumstances, to prepare and file a shelf registration statement to cover the resale of the Notes. If the Company and the guarantors do not comply with certain of their obligations under the registration rights agreement, the registration rights agreement provides that additional interest will accrue on the principal amount of the Notes at a rate of 0.25% per annum during the 90-day period immediately following such default and will increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event will the penalty rate exceed 1.00% per annum.
     The following supplemental financial information sets forth, on a condensed consolidating basis, the balance sheets, statements of operations and statements of cash flows for the Company (as “Issuing Parent Company”), the Guarantor Subsidiaries, the non-guarantor subsidiaries and total consolidated ViaSat and subsidiaries as of January 1, 2010 and April 3, 2009, and for the nine months ended January 1, 2010 and January 2, 2009.

VIASAT, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
     Condensed Consolidating Balance Sheet as of January 1, 2010

				Consolidation and
	Issuing Parent	Guarantor	Non-Guarantor	Elimination
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated
			(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$35,392	$24,780	$6,944	$—	$67,116
Restricted cash	—	2,148	—	—	2,148
Accounts receivable, net	171,604	11,524	2,473	—	185,601
Inventories	71,325	7,169	1,679	—	80,173
Deferred income taxes	26,724	11,494	—	—	38,218
Prepaid expenses and other current assets	16,219	4,367	946	—	21,532

Total current assets	321,264	61,482	12,042	—	394,788
Property, equipment and satellites, net	231,483	375,456	6,132	(740)	612,331
Other acquired intangible assets, net	12,128	81,530	299	—	93,957
Goodwill	63,944	8,630	1,488	—	74,062
Investments in subsidiaries and intercompany receivables	593,231	49,791	7,751	(650,773)	—
Other assets	52,620	25,565	708	—	78,893

Total assets	$1,274,670	$602,454	$28,420	$(651,513)	$1,254,031

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$60,890	$5,350	$782	$—	$67,022
Accrued liabilities	82,674	16,661	886	—	100,221

Total current liabilities	143,564	22,011	1,668	—	167,243
Line of credit	140,000	—	—	—	140,000
Long-term debt, net	271,677	—	—	—	271,677
Intercompany payables	55,323	—	12,815	(68,138)	—
Other liabilities	23,739	7,471	41	—	31,251

Total liabilities	634,303	29,482	14,524	(68,138)	610,171

Stockholders’ equity:
Total ViaSat, Inc. stockholders’ equity	640,367	572,972	13,896	(587,174)	640,061

Noncontrolling interest in subsidiary	—	—	—	3,799	3,799

Total stockholders’ equity	640,367	572,972	13,896	(583,375)	643,860

Total liabilities and stockholders’ equity	$1,274,670	$602,454	$28,420	$(651,513)	$1,254,031

VIASAT, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
     Condensed Consolidating Balance Sheet as of April 3, 2009

				Consolidation and
	Issuing Parent	Guarantor	Non-Guarantor	Elimination
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated
			(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$57,830	$—	$5,661	$—	$63,491
Accounts receivable, net	160,999	—	3,107	—	164,106
Inventories	63,512	—	2,050	—	65,562
Deferred income taxes	26,724	—	—	—	26,724
Prepaid expenses and other current assets	18,739	—	202	—	18,941

Total current assets	327,804	—	11,020	—	338,824
Property, equipment and satellites, net	167,952	—	2,316	(43)	170,225
Other acquired intangible assets, net	16,048	—	607	—	16,655
Goodwill	63,942	—	1,487	—	65,429
Investments in subsidiaries and intercompany receivables	18,332	—	8,112	(26,444)	—
Other assets	31,408	—	401	—	31,809

Total assets	$625,486	$—	$23,943	$(26,487)	$622,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,943	$—	$454	$—	$63,397
Accrued liabilities	70,787	—	1,250	—	72,037

Total current liabilities	133,730	—	1,704	—	135,434
Line of credit	—	—	—	—	—
Long-term debt, net	—	—	—	—	—
Intercompany payables	8,112	—	8,193	(16,305)	—
Other liabilities	24,684	—	34	—	24,718

Total liabilities	166,526	—	9,931	(16,305)	160,152

Stockholders’ equity:
ViaSat, Inc. stockholders’ equity
Total ViaSat, Inc. stockholders’ equity	458,960	—	14,012	(14,224)	458,748

Noncontrolling interest in subsidiary	—	—	—	4,042	4,042

Total stockholders’ equity	458,960	—	14,012	(10,182)	462,790

Total liabilities and stockholders’ equity	$625,486	$—	$23,943	$(26,487)	$622,942

VIASAT, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
     Condensed Consolidating Statement of Operations for the Nine Months Ended January 1, 2010

				Consolidation
	Issuing		Non-	and
	Parent	Guarantor	Guarantor	Elimination
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(In thousands)
Revenues:
Product revenues	$434,824	$166	$3,239	$(340)	$437,889
Service revenues	26,240	8,838	4,238	(1,767)	37,549

Total revenues	461,064	9,004	7,477	(2,107)	475,438
Operating expenses:
Cost of product revenues	305,887	163	3,393	(338)	309,105
Cost of service revenues	16,292	4,979	4,384	(1,070)	24,585
Selling, general and administrative	83,822	4,960	1,479	(2)	90,259
Independent research and development	21,167	—	392	—	21,559
Amortization of acquired intangible assets	3,918	540	310	—	4,768

Income (loss) from operations	29,978	(1,638)	(2,481)	(697)	25,162
Other income (expense):
Interest income	583	1	9	(13)	580
Interest expense	(2,530)	—	(13)	13	(2,530)

Income (loss) before income taxes	28,031	(1,637)	(2,485)	(697)	23,212
Provision (benefit) for income taxes	2,911	11	(157)	—	2,765
Equity in net income (loss) of consolidated subsidiaries	(3,732)	—	—	3,732	—

Net income (loss)	21,388	(1,648)	(2,328)	3,035	20,447
Less: Net loss attributable to noncontrolling interest, net of tax	—	—	—	(243)	(243)

Net income (loss) attributable to ViaSat, Inc.	$21,388	$(1,648)	$(2,328)	$3,278	$20,690

VIASAT, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
      Condensed Consolidating Statement of Operations for the Nine Months Ended January 2, 2009

				Consolidation
	Issuing		Non-	and
	Parent	Guarantor	Guarantor	Elimination
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(In thousands)
Revenues:
Product revenues	$433,777	$—	$4,317	$(1,122)	$436,972
Service revenues	21,253	—	4,937	(559)	25,631

Total revenues	455,030	—	9,254	(1,681)	462,603
Operating expenses:
Cost of product revenues	310,314	—	3,432	(1,071)	312,675
Cost of service revenues	13,644	—	3,242	(461)	16,425
Selling, general and administrative	71,709	—	1,277	—	72,986
Independent research and development	23,325	—	235	(79)	23,481
Amortization of acquired intangible assets	6,703	—	314	—	7,017

Income from operations	29,335	—	754	(70)	30,019
Other income (expense):
Interest income	1,260	—	130	—	1,390
Interest expense	(294)	—	(22)	—	(316)

Income before income taxes	30,301	—	862	(70)	31,093
Provision for income taxes	4,792	—	30	—	4,822
Equity in net income (loss) of consolidated subsidiaries	775	—	—	(775)	—

Net income	26,284	—	832	(845)	26,271
Less: Net income attributable to noncontrolling interest, net of tax	—	—	—	56	56

Net income attributable to ViaSat, Inc.	$26,284	$—	$832	$(901)	$26,215

VIASAT, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
     Condensed Consolidating Statement of Cash Flows for the Nine Months Ended January 1, 2010

				Consolidation and
	Issuing Parent	Guarantor	Non-Guarantor	Elimination
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(In thousands)
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$49,160	$10,442	$(1,042)	$(697)	$57,863

Cash flows from investing activities:
Purchase of property, equipment and satellites	(81,774)	(1,812)	(2,540)	697	(85,429)
Payments related to acquisition of businesses, net of cash acquired	(437,548)	59,184	377	—	(377,987)
Change in restricted cash, net	—	5,150	—	—	5,150
Long-term intercompany notes and investments	(3,734)	(48,184)	540	51,378	—
Cash paid for patents, licenses and other assets	(9,716)	—	(288)	—	(10,004)

Net cash (used in) provided by investing activities	(532,772)	14,338	(1,911)	52,075	(468,270)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of discount	271,582	—	—	—	271,582
Proceeds from line of credit borrowings	263,000	—	—	—	263,000
Payments on line of credit	(123,000)	—	—	—	(123,000)
Payment of debt issuance costs	(11,598)	—	—	—	(11,598)
Proceeds from issuance of common stock	14,739	—	25	—	14,764
Purchase of common stock in treasury	(2,297)	—	—	—	(2,297)
Incremental tax benefits from stock-based compensation	1,104	—	—	—	1,104
Intercompany long-term financing	47,644	—	3,734	(51,378)	—

Net cash provided by financing activities	461,174	—	3,759	(51,378)	413,555
Effect of exchange rate changes on cash	—	—	477	—	477

Net (decrease) increase in cash and cash equivalents	(22,438)	24,780	1,283	—	3,625
Cash and cash equivalents at beginning of period	57,830	—	5,661	—	63,491

Cash and cash equivalents at end of period	$35,392	$24,780	$6,944	$—	$67,116

VIASAT, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
      Condensed Consolidating Statement of Cash Flows for the Nine Months Ended January 2, 2009

				Consolidation and
	Issuing Parent	Guarantor	Non-Guarantor	Elimination
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(In thousands)
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$33,054	$—	$(1,532)	$(70)	$31,452

Cash flows from investing activities:
Purchase of property, equipment and satellites	(89,655)	—	(1,103)	46	(90,712)
Payments related to acquisition of businesses, net of cash acquired	(925)	—	—	—	(925)
Long-term intercompany notes and investments	(3,292)	—	(501)	3,793	—
Cash paid for patents, licenses and other assets	(2,172)	—	(53)	—	(2,225)

Net cash used in investing activities	(96,044)	—	(1,657)	3,839	(93,862)
Cash flows from financing activities:
Proceeds from issuance of common stock	5,333	—	—	—	5,333
Purchase of common stock in treasury	(660)	—	—	—	(660)
Payment on secured borrowing	(4,720)	—	—	—	(4,720)
Proceeds from sale of stock of majority-owned subsidiary	—	—	3,259	(1,759)	1,500
Incremental tax benefits from stock-based compensation	191	—	—	—	191
Intercompany long-term financing	501	—	1,509	(2,010)	—

Net cash provided by financing activities	645	—	4,768	(3,769)	1,644
Effect of exchange rate changes on cash	—	—	(699)	—	(699)

Net (decrease) increase in cash and cash equivalents	(62,345)	—	880	—	(61,465)
Cash and cash equivalents at beginning of period	119,075	—	6,101	—	125,176

Cash and cash equivalents at end of period	$56,730	$—	$6,981	$—	$63,711

Note 16 — Subsequent Events
     On January 4, 2010, the Company repurchased 251,731 shares of ViaSat common stock from Intelsat USA Sales Corp for $8.0 million in cash.
     On March 15, 2010 the Company amended the Credit Facility to, among other things, (1) increase the aggregate amount of letters of credit that may be issued from $25.0 million to $35.0 million, (2) permit the Company to request an increase in the revolving loan commitment under the Credit Facility of up to $90.0 million, (3) increase the basket for permitted indebtedness for capital lease obligations from $10.0 million to $50.0 million, (4) increase the maximum permitted leverage ratio and senior secured leverage ratio, (5) decrease the minimum permitted interest coverage ratio, and (6) increase certain baskets under the Credit Facility for permitted investments and capital expenditures. On March 23, 2010, the Company increased the amount of its revolving line of credit under the Credit Facility from $210.0 million to $275.0 million.
     On March 31, 2010, the Company and certain former debt and equity investors in WildBlue (the WildBlue Investors) completed the sale of an aggregate of 6,900,000 shares of ViaSat common stock in an underwritten public offering, 3,173,962 of which were sold by the Company and 3,726,038 of which were sold by such WildBlue Investors. The Company’s net proceeds from the offering were approximately $100.5 million. The shares sold by such WildBlue Investors in the offering constituted shares of ViaSat common stock issued to such WildBlue Investors in connection with the Company’s acquisition of WildBlue. The Company expects to use the net proceeds from the offering for general corporate purposes, which may include working capital, capital expenditures, financing costs related to the purchase, launch and operation of ViaSat-1 or any future satellite, or other potential acquisitions. On April 1, 2010, the Company used $80.0 million of the net proceeds to repay outstanding borrowings under the Credit Facility.